Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Outlines Turnaround Plan and Long-Term Financial Targets

Provides 2025 Financial Guidance

Richardson, TX, March 12, 2025 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fourth quarter and fiscal year ended December 28, 2024. In a separate press release today, the Company also announced the appointment of Randy Greben as Chief Financial Officer, effective March 17, 2025.

Fourth Quarter Summary

•	Fourth quarter worldwide net sales were $342 million, down 19% on a reported basis and 18% in constant currency, with sales declines across all regions and all channels. The results included 600 basis points of negative impact related to the Company’s strategic actions to exit the smartwatch category and optimize its retail store portfolio.

•	Fourth quarter gross margin expanded 630 basis points to 53.9%.

•	Fourth quarter selling, general and administrative (“SG&A”) expenses of $172.1 million were down 17% versus the fourth quarter of 2023, primarily due to lower compensation costs as a result of efficiencies from the Company’s Transform and Grow plan (“TAG”).

•	Fourth quarter operating loss was $16.3 million, or (4.8%) of net sales. Adjusted operating income was $20.1 million, or 5.9% of net sales.

•	Fourth quarter diluted loss per share was $0.14. Adjusted income per share was $0.39. Currencies unfavorably affected loss per diluted share by approximately $0.07.

•	Inventory at year-end of $178.6 million, representing a decrease of 29.4% versus a year ago.

•	The Company generated free cash flow of $30 million in the fourth quarter.

•	As of December 28, 2024, the Company had total liquidity of $177 million, including cash and cash equivalents of $124 million and $53 million of availability under its revolving credit facility.

“We are pleased to conclude the year with better than expected fourth quarter results, delivering $20 million of adjusted operating profit as our initiatives to improve our business performance started to gain traction,” said Franco Fogliato, Chief Executive Officer. “In my initial months in the CEO role, we took decisive actions to begin strengthening our operating model, while developing a comprehensive turnaround plan designed to drive long-term profitable growth. The organization is energized by the opportunity ahead. Importantly, we have a strong combination of seasoned Fossil Group team members and newly appointed leaders to advance our strategy and build lasting shareholder value.”

Fossil Group Turnaround Plan

The Company introduced a business turnaround plan consisting of three primary pillars: (i) refocusing on our core through key initiatives, including launching a new FOSSIL brand platform, leveraging our core licensed brands, optimizing our global wholesale footprint and driving channel profitability, (ii) rightsizing our cost structure, and (iii) strengthening our balance sheet. As part of the turnaround plan, in full year 2025, the Company expects to achieve SG&A savings of approximately $100 million versus 2024, resulting from a corporate workforce reduction, the transition of select international markets to a distributor model and the closure of approximately 50 FOSSIL retail stores. In parallel with its turnaround plan, the Company is concluding its TAG Plan, which generated annualized operating income benefits of $280 million over a two year period, including $125 million in 2023 and $155 million in 2024. The Company also stated that it is continuing to work with its advisors and progressing on its previously announced Strategic Review of its business model and capital structure.

In connection with the turnaround plan, the Company is providing the following long term financial targets. For the full year in 2027, the Company expects to achieve:

•	Worldwide net sales of more than $800 million
•	Adjusted operating income(1) margin in the mid-single-digit range
•	Positive free cash flow

(1) A reconciliation of Adjusted operating income, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted operating income.

Fourth Quarter 2024 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•	Net sales totaled $342.3 million, a decrease of 18.8% on a reported basis and 18.1% in constant currency compared to $421.3 million in the fourth quarter of fiscal 2023. The sales decrease was largely driven by overall category, consumer and channel softness. Declines in smartwatch sales resulting from our exit of the category and our store rationalization initiatives comprised approximately 600 basis points of the sales decline in the fourth quarter. Net sales, in constant currency, decreased 21% in Europe, 18% in the Americas and 13% in Asia versus the same quarter last year. Wholesale sales declined 10%, while our direct to consumer sales declined 27% on a constant currency basis. Within our direct to consumer channels, comparable retail sales declined 20%. In our major product categories, traditional watch sales declined 10% in constant currency in the fourth quarter compared to the prior year period. The leathers category decreased 37% and jewelry sales declined 19% in constant currency during the fourth quarter. From a brand lens, the majority of the brands in our portfolio decreased in the fourth quarter. FOSSIL branded sales decreased 20% in constant currency, primarily driven by declines in leathers and smartwatches, while traditional watch sales decreased slightly during the fourth quarter of 2024.

•	Gross profit totaled $184.6 million compared to $200.5 million in the fourth quarter of 2023. Gross margin increased 630 basis points to 53.9% versus 47.6% a year ago. The year-over-year increase was primarily due to initiatives under TAG, including improved product margins in our core categories and our exit from the smartwatch category. These benefits were partially offset by a $7.6 million restructuring charge related to the closure of our Swiss manufacturing operations.

•	Operating expenses totaled $200.9 million compared to $224.5 million a year ago. As a percentage of net sales, operating expenses were 58.7% in the fourth quarter of 2024 compared to 53.3% in the prior year fourth quarter, reflecting an increase in restructuring costs as compared to the prior year. SG&A expenses were $172.1 million compared to $207.7 million in the fourth quarter of 2023, a reduction of 17%. As a percentage of net sales, SG&A expenses were 50.3% in the fourth quarter of 2024 compared to 49.3% in the prior year fourth quarter, largely driven by deleveraging on lower sales.

•	Operating loss was $16.3 million compared to $24.0 million in the fourth quarter of 2023. Operating margin was (4.8)% in the fourth quarter of 2024 compared to (5.7)% in the prior year fourth quarter. Adjusted operating income totaled $20.1 million compared to adjusted operating loss of $8.5 million in the fourth quarter of 2023. Adjusted operating margin was 5.9% in the fourth quarter of 2024 compared to (2.0)% in the prior year fourth quarter.

•	Interest expense was $4.9 million compared to $5.7 million in the fourth quarter of 2023.

•	Other income (expense) was expense of $4.1 million compared to income of $1.9 million in the fourth quarter of 2023. The change in other income (expense) was largely due to increased net currency losses in the fourth quarter of 2024 as compared to the prior year fourth quarter.

•	Income (loss) before income taxes was $(25.2) million compared to $(27.8) million in the fourth quarter of 2023.

•	Adjusted EBITDA was $23.1 million, or 6.7% of net sales, in the fourth quarter of 2024 and $(1.6) million, or (0.4)% of net sales, in the prior year period.

•	Provision for income taxes was a benefit of $14.0 million, resulting in an effective income tax rate of 55.7% compared to expense of $0.6 million and an effective tax rate of (2.0)% in the prior year. The effective tax rate in the fourth quarter of 2024 was favorably impacted by the release of $15.5 million of discrete items. The prior year effective income tax rate was unfavorably impacted by tax expense on foreign income.

•	Net loss totaled $7.6 million with loss per diluted share of $0.14, which compares to a net loss of $28.2 million and loss per diluted share of $0.54 in the prior year period. Adjusted net income for the quarter was $21.2 million with adjusted income per diluted share of $0.39 compared to adjusted net loss of $16.0 million with adjusted loss per diluted share of $0.30 in the prior year period. During the fourth quarter of 2024, currencies unfavorably affected loss per diluted share by approximately $0.07.

Full Year 2024 Operating Results

•	Net sales totaled $1.1 billion, a decrease of 18.9% on a reported basis and 18.6% in constant currency, compared to $1.4 billion in full year 2023. The sales decrease was largely driven by overall category, consumer and channel softness. Declines in smartwatch sales resulting from our exit of the category and our store rationalization initiatives comprised approximately 600 basis points of the sales decline in the year. Net sales in constant currency decreased in all regions, with the Americas and Europe each decreasing 19% and Asia 16% versus the prior year. Wholesale sales declined 15% in constant currency, while our direct to consumer channels decreased 24%. Within our direct to consumer channels, comparable retail sales decreased 15%. Traditional watch sales decreased 14%, while the leathers category decreased 30% and jewelry sales decreased 13% in constant currency during 2024. From a brand perspective, FOSSIL, EMPORIO ARMANI and MICHAEL KORS sales declined in the current year. FOSSIL branded sales decreased 17% in constant currency with declines in watches, leathers and jewelry.

•	Gross profit totaled $597.2 million compared to $679.6 million in 2023. Gross margin increased 410 basis points to 52.2% versus 48.1% a year ago. The year-over-year increase was primarily due to initiatives under our TAG Plan, including improved product margins in our core categories and our exit from the smartwatch category. These benefits were partially offset by a $7.6 million restructuring charge related to closure of our Swiss manufacturing operations.

•	Operating expenses totaled $701.1 million compared to $822.6 million in fiscal year 2023. As a percentage of net sales, operating expenses were 61.2% for full year 2024 compared to 58.2% in the prior year. SG&A expenses were $638.8 million compared to $777.2 million in fiscal year 2023, a reduction of 18%. As a percentage of net sales, SG&A expenses were 55.8% in full year 2024 compared to 55.0% in the prior year, mainly driven by deleveraging on lower sales.

•	Operating income (loss) was a loss of $103.9 million compared to loss of $143.0 million in full year 2023. Operating margin was (9.1)% for full year 2024 compared to (10.1)% in the prior year. Adjusted operating loss totaled $34.3 million compared to a loss of $92.0 million in full year 2023. Adjusted operating margin was (3.0)% for full year 2024 compared to (6.5)% in the prior year.

•	Interest expense decreased to $19.0 million compared to $21.8 million in full year 2023, primarily driven by lower debt balances.

•	Other income (expense) was income of $4.9 million, compared to income of $8.7 million in full year 2023. The change in other income (expense) was largely due to net currency losses in full year 2024 as compared to net currency gains in the prior year. Net currency losses in full year 2024 were more than offset by interest income in full year 2024.

•	Income (loss) before income taxes was a loss of $118.1 million compared to loss of $156.1 million in the prior year.

•	Adjusted EBITDA was $(11.6) million, or (1.0)% of net sales, in full year 2024 and $(62.6) million, or (4.4)% of net sales, in the prior year.

•	Provision for income taxes was a benefit of $11.8 million, resulting in an effective tax rate of 10.0%, compared to income tax expense of $0.5 million and an effective tax rate of (0.3)% in fiscal year 2023. The 2024 effective rate was favorably impacted by reduced foreign income taxes, release of reserves for uncertain tax positions and the accrual of interest income on tax receivables, whereas the 2023 effective rate was unfavorably impacted by the low level of pre-tax earnings and valuation allowances on deferred tax assets.

•	Net loss totaled $102.7 million with loss per diluted share of $1.94, which compares to net loss of $157.0 million and loss per diluted share of $3.00 in the prior year period. Adjusted net loss was $47.7 million with adjusted loss per diluted share of $0.90 compared to adjusted net loss of $116.9 million with adjusted loss per diluted share of $2.24 in the prior year period. During full year 2024, currencies unfavorably affected loss per diluted share by approximately $0.04.

Balance Sheet Summary

As of December 28, 2024, the Company had $123.6 million of cash and cash equivalents and $53.4 million of availability under its revolving credit facility. Inventories at year-end totaled $178.6 million, a decrease of 29.4% versus a year ago. Total debt at year end was $164.8 million.

2025 Outlook

The Company is announcing the following guidance for full year 2025. Worldwide net sales guidance includes an expected impact of approximately $45 million related to retail store closures and excludes impacts from foreign exchange and potential asset sales.

•	Worldwide net sales decline in the range of mid to high teens.
•	Adjusted operating income(1) margin in the negative low single digits.

(1) A reconciliation of Adjusted operating income, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted operating income.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of our restructuring and turnaround plans; risks related to strengthening our balance sheet and liquidity; risks related to our planned non-core asset sales; increased political uncertainty, the effect of worldwide economic conditions; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
Consolidated Income Statement Data ($ in millions, except per share data):	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$342.3	$421.3	$1,145.0	$1,412.4
Cost of sales	157.7	220.8	547.8	732.8
Gross profit	184.6	200.5	597.2	679.6
Gross margin (% of net sales)	53.9%	47.6%	52.2%	48.1%
Operating expenses:
Selling, general and administrative expenses	172.1	207.7	638.8	777.2
Other long-lived asset impairments	0.6	1.3	2.5	2.1
Restructuring charges	28.2	15.5	59.8	43.3
Total operating expenses	$200.9	$224.5	$701.1	$822.6
Total operating expenses (% of net sales)	58.7%	53.3%	61.2%	58.2%
Operating income (loss)	(16.3)	(24.0)	(103.9)	(143.0)
Operating margin (% of net sales)	(4.8)%	(5.7)%	(9.1)%	(10.1)%
Interest expense	4.9	5.7	19.0	21.8
Other income (expense) - net	(4.1)	1.9	4.9	8.7
Income (loss) before income taxes	(25.2)	(27.8)	(118.1)	(156.1)
Provision for income taxes	(14.0)	0.6	(11.8)	0.5
Less: Net income attributable to noncontrolling interest	(3.6)	(0.2)	(3.6)	0.4
Net income attributable to Fossil Group, Inc.	$(7.6)	$(28.2)	$(102.7)	$(157.0)
Earnings per share:
Basic	$(0.14)	$(0.54)	$(1.94)	$(3.00)
Diluted	$(0.14)	$(0.54)	$(1.94)	$(3.00)
Weighted average common shares outstanding:
Basic	53.2	52.5	53.0	52.3
Diluted	53.2	52.5	53.0	52.3

Consolidated Balance Sheet Data ($ in millions):	December 28, 2024	December 30, 2023
Assets:
Cash and cash equivalents	$123.6	$117.2
Accounts receivable - net	162.2	187.9
Inventories	178.6	252.8
Other current assets	90.1	152.8
Total current assets	554.5	710.7
Property, plant and equipment - net	41.6	57.2
Operating lease right-of-use assets	121.4	151.0
Intangible and other assets - net	46.1	59.1
Total long-term assets	209.1	267.3
Total assets	$763.6	$978.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$324.4	$342.0
Short-term debt	2.2	0.5
Total current liabilities	326.6	342.5
Long-term debt	162.7	207.0
Long-term operating lease liabilities	113.7	137.6
Other long-term liabilities	23.9	39.2
Total long-term liabilities	300.3	383.8
Stockholders’ equity	136.7	251.7
Total liabilities and stockholders’ equity	$763.6	$978.0

Constant Currency Financial Information

The following tables present our business segment and product net sales on a constant currency basis, which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the 52 Weeks Ended
	December 28, 2024			December 30, 2023	December 28, 2024			December 30, 2023
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$164.2	$2.7	$166.9	$203.7	$515.2	$2.9	$518.1	$640.8
Europe	107.0	—	107.0	135.7	357.6	(1.9)	355.7	437.4
Asia	70.4	—	70.4	80.9	270.1	4.3	274.4	328.2
Corporate	0.7	—	0.7	1.0	2.1	—	2.1	6.0
Total net sales	$342.3	$2.7	$345.0	$421.3	$1,145.0	$5.3	$1,150.3	$1,412.4

Product Categories:
Watches:
Traditional watches	$268.8	$2.4	$271.2	$300.9	$872.6	$4.2	$876.8	$1,015.1
Smartwatches	3.6	—	3.6	21.5	24.9	—	24.9	80.9
Total Watches	272.4	$2.4	$274.8	$322.4	$897.5	$4.2	$901.7	$1,096.0
Leathers	32.4	0.1	32.5	51.8	111.1	0.4	111.5	158.5
Jewelry	32.5	0.2	32.7	40.4	114.5	0.6	115.1	131.4
Other	5.0	—	5.0	6.7	21.9	0.1	22.0	26.5
Total net sales	$342.3	$2.7	$345.0	$421.3	$1,145.0	$5.3	$1,150.3	$1,412.4

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	Fiscal 2024
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(30.4)	$(36.6)	$(25.8)	$(25.2)	$(118.1)
Plus:
Interest expense	5.1	4.1	4.9	4.9	19.0
Amortization and depreciation	4.5	3.9	3.8	3.8	16.0
Impairment expense	0.4	0.6	1.0	0.6	2.5
Other non-cash charges	(0.1)	0.1	(0.5)	3.7	3.3
Stock-based compensation	1.0	0.6	0.6	0.7	2.9
Restructuring expense	10.1	16.7	4.8	28.2	59.8
Restructuring cost of sales	(0.2)	—	—	7.5	7.3
Less:
Interest Income	1.1	1.1	1.1	1.1	4.3
Adjusted EBITDA	$(10.7)	$(11.7)	$(12.3)	$23.1	$(11.6)

	Fiscal 2023
($ in millions):	Q1	Q2	Q3(1)	Q4	Total
Income (loss) before income taxes	$(39.6)	$(33.5)	$(55.2)	$(27.8)	$(156.1)
Plus:
Interest expense	5.0	5.3	5.8	5.7	21.8
Amortization and depreciation	5.1	4.8	4.5	4.6	19.1
Impairment expense	0.1	0.2	0.6	1.3	2.2
Other non-cash charges	(0.2)	(0.5)	(0.2)	0.1	(0.9)
Stock-based compensation	1.4	1.6	1.5	1.1	5.7
Restructuring expense	7.1	4.6	16.0	15.5	43.3
Restructuring cost of sales	5.3	2.9	(1.3)	(1.3)	5.5
Less:
Interest Income	0.6	0.8	1.0	0.9	3.2
Adjusted EBITDA	$(16.4)	$(15.4)	$(29.3)	$(1.6)	$(62.6)

(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended December 28, 2024
($ in millions, except per share data):	As Reported	Restructuring cost of sales	Other long-lived asset impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$(16.3)	$7.6	$0.6	$28.2	$20.1
Operating margin (% of net sales)	(4.8)%				5.9%
Interest expense	(4.9)	—	—	—	(4.9)
Other income (expense) - net	(4.1)	—	—	—	(4.1)
Income (loss) before income taxes	(25.2)	7.6	0.6	28.2	11.2
Provision for income taxes	(14.0)	1.6	0.1	5.9	(6.4)
Less: Net income attributable to noncontrolling interest	3.6	—	—	—	3.6
Net income (loss) attributable to Fossil Group, Inc.	$(7.6)	$6.0	$0.5	$22.3	$21.2
Diluted earnings (loss) per share	$(0.14)	$0.11	$0.01	$0.42	$0.39

	For the 13 Weeks Ended December 30, 2023
($ in millions, except per share data):	As Reported	Restructuring cost of sales	Other long-lived asset impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$(24.0)	$(1.3)	$1.3	$15.5	$(8.5)
Operating margin (% of net sales)	(5.7)%				(2.0)%
Interest expense	5.7	—	—	—	5.7
Other income (expense) - net	1.9	—	—	—	1.9
Income (loss) before income taxes	(27.8)	(1.3)	1.3	15.5	(12.3)
Provision for income taxes	0.6	(0.3)	0.3	3.3	3.9
Less: Net income attributable to noncontrolling interest	0.2	—	—	—	0.2
Net income (loss) attributable to Fossil Group, Inc.	$(28.2)	$(1.0)	$1.0	$12.2	$(16.0)
Diluted earnings (loss) per share	$(0.54)	$(0.02)	$0.02	$0.23	$(0.30)

	For the 52 Weeks Ended December 28, 2024
($ in millions, except per share data):	As Reported	Restructuring cost of sales	Other long-lived asset impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$(103.9)	$7.3	$2.5	$59.8	$(34.3)
Operating margin (% of net sales)	(9.1)%				(3.0)%
Interest expense	19.0	—	—	—	19.0
Other income (expense) - net	4.9	—	—	—	4.9
Income (loss) before income taxes	(118.1)	7.3	2.5	59.8	(48.5)
Provision for income taxes	(11.8)	1.5	0.5	12.6	2.8
Less: Net income attributable to noncontrolling interest	(3.6)	—	—	—	(3.6)
Net income (loss) attributable to Fossil Group, Inc.	$(102.7)	$5.8	$2.0	$47.2	$(47.7)
Diluted earnings (loss) per share	$(1.94)	$0.11	$0.04	$0.89	$(0.90)

	For the 52 Weeks Ended December 30, 2023
($ in millions, except per share data):	As Reported	Restructuring cost of sales	Other long-lived asset impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$(143.0)	$5.5	$2.2	$43.3	$(92.0)
Operating margin (% of net sales)	(10.1)%				(6.5)%
Interest expense	21.8	—	—	—	21.8
Other income (expense) - net	8.7	—	—	—	8.7
Income (loss) before income taxes	(156.1)	5.5	2.2	43.3	(105.1)
Provision for income taxes	0.5	1.2	0.5	9.1	11.3
Less: Net income attributable to noncontrolling interest	(0.4)	—	—	—	(0.4)
Net income (loss) attributable to Fossil Group, Inc.	$(157.1)	$4.3	$1.7	$34.2	$(116.9)
Diluted earnings (loss) per share	$(3.00)	$0.08	$0.03	$0.65	$(2.24)

Store Count Information

	December 30, 2023	Opened	Closed	December 28, 2024
Americas	143	—	29	114
Europe	86	—	21	65
Asia	73	5	9	69
Total stores	302	5	59	248

END OF RELEASE